Exhibit 99.4

Consent of Person Named as About to Become a Director

          The undersigned hereby agrees to serve as a member of the Board of Directors of 1st United Bancorp, Inc. (“Bancorp”) and hereby grants Bancorp consent to use the undersigned’s name in Bancorp’s Registration Statement on Form S-4 (File No. 333-178448) and all amendments, including post-effective amendments, to such Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

/s/ Derek C. Burke
Derek C. Burke